Exhibit 99.1

Thomas Group, Inc.

Q4 and Year 2007 Results

February 21, 2008

Participants

Jim Taylor, CEO

Michael Barhydt - VP, CFO, Treasurer, Secretary

Presentation

Operator

Excuse me everyone.  We now have Michael Barhydt in conference.  [OPERATOR INSTRUCTION]  At the conclusion of the presentation, we will open the floor for questions with instructions given at that time.  I would like to turn the conference over to Mr. Barhydt.  Sir, please begin.

Michael Barhydt - Thomas Group - VP, CFO, Treasurer, Secretary

Good morning.  This is Mike Barhydt, CFO, of Thomas Group.  Welcome to the year-end and fourth quarter 2007 earnings conference call for Thomas Group of Irving, Texas.  Representing Thomas Group today are Jim Taylor, Chief Executive Officer and myself.

Following management’s comments there will be a question and answer session.  Thomas Group’s year-end and fourth quarter 2007 earnings announcement was released Tuesday afternoon.  If you did not receive this release, please call our offices at 1-800-826-2057, dial extension 4438, and we will fax or email you a copy of the release.  That number again is 800-826-2057, extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may discuss forward-looking information.  Any statements in this discussion that are not strictly historical statements about our beliefs and expectations are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements including general economic and business conditions that may impact clients and the company’s revenues, timing and the awarding of customer contracts, revenue recognition, competition, and cost factors as well as other factors detailed from time to time in the company’s filings with the SEC including the company’s Form 10-K for the year ended December 31, 2006.  These forward-looking statements may be identified by words such as anticipate, expect, suggests, plan, believe, intent, estimates, targets, projects, could, should, may, would, continue, forecast and other similar expressions.  These forward-looking statements speak only as to the date of this discussion.  Except as required by law, the company expressly disclaims any obligation or undertaking to disseminate and updates or revisions to any forward looking statements contained in this discussion to reflect any change in the company’s expectations with regard to or any change of events, conditions, or circumstances upon which any such statement is based.

Next speaking is Jim Taylor, President and Chief Executive Officer of Thomas Group.  Jim.

Jim Taylor- Thomas Group - CEO & President
Thank you, Mike, and good morning to all, and thank you for joining us for today’s call.  For the past three years, Thomas Group has experienced an impressive transformation.  At the end of 2004, we had virtually no cash available to take advantage of the many market opportunities, and we were straddled with too much debt.  During this time period, we focused on improving our business and we made dramatic progress to that end on many fronts.  We stabilized and improved our core business, we enhanced the profitability of our portfolio, we improved the overall competitiveness to our government business, and we began generating significant ongoing revenue, which started in 2004.

And we were completely — we just completed one of our largest and longest customer engagements in our recent commercial business history.  We entered 2006 with a strong operational basis supported by our best in class delivery service and an experienced and solid management team, and financial resources to explore new business and invest in our future.  Today we have no debt on our books, the highest cash balance in our recent history, we’ve evolved a broader business footprint to take advantage of growing opportunities in the European and Asian markets, and we also have a solid backlog in our commercial business pipeline with billings, revenues on a significant upward swing and growing substantially in 2007.

Prior to 2002, our government business was not a significant part of our history.  However by 2004, Thomas Group and CACI, as our prime contractor, entered a three-year, fix-priced, noncompetitive contract for services with the United States Navy, known as Naval Aviation Enterprise.  This contract was signed and initially valued at $75 million over three years, a very significant size.

Beyond 2004, Thomas Group entered additional prime, sole source contracts with various Navy entities.  These programs were mainly to provide services for performance improvement using an enterprise governance approach.  During this period Thomas Group revenue grew rapidly, and the result delivered to and with the Navy were substantial.

By 2006 the Navy had widely adopted the successful enterprise concept across its components, which deliver readiness forces for deployment.

Also during this period Thomas Group’s growing sole source revenue caught the attention of the Navy acquisition officials.  We understood that other large consulting firms were strongly asking for the opportunity to compete for this work.

In the first half of 2007 the Navy acquisition officials announced that this is — that is going to group — grouping the business and would be putting it out for competitive bid, and it would all be put under a single contract vehicle.  The work statement included a range of activities and tasks that exceeded the current footprint and scope of the work performed under the Thomas Group program.

A single company could not meet all these requirements, so three competing bid teams were formed.  The solicitation was released in mid-June of 2007, and the final proposals were submitted by August of 2007.  The award selection criteria as stated by the acquisition officials would be based primarily on past performance and management’s approach, and only secondarily on cost.  Thomas Group teamed with CACI who were acting as a prime since we have been doing work together as incumbents for several years on some existing programs.  Several other companies including other incumbents joined this team as well.  Our affected contracts were extended through March and April of 2008, awaiting the contract awards.

In mid-January the contract was awarded to a competitor based on a lower price.  For the ensuing weeks we have worked diligently to continue delivering the results while actively exploring retention of the current business.  Even in the past few days we’ve developed a greater clarity on the share of the current business that might be retained.  With the loss of this business, Thomas Group’s significant lessons learned in winning competitive bid RFPs in our future.  We have a big challenge to grow the business going forward, but already have actions under way.  We will continue to focus first on sole source business based on high client value delivered from major performance improvements.  We expect increases in our volume of work that is competitively bid.  We also expect increases in the work performed as part of teaming arrangements with complimentary other consulting firms.  We will use an intensive team selling approach that builds our strength.  We will leverage our track record as we approach other parts of the Navy where we have not yet worked.  Our relationships and recent history of delivering substantial results provides a strong reference.

Our success in improving output performance at the right cost is a theme that applies well to many areas of the Department of Defense.  We will utilize some of our resultants that have worked these past years on Navy programs and use their knowledge and experience to assess new opportunities in the Armed Forces such as the Navy, Army, Air Force, Marine, and other government entities.

We will seek opportunities that utilize our range of capabilities in engineering, R&D, supply chain, manpower, training, and others, and we will continue to intensify our team partnering relationships, and to that end, we have active, aggressive dialogue in progress with over ten consulting firms.  We will also increase our capabilities in bidding on future RFPs as a prime contractor.

In 2007 we hired people with experience in selling in the Air Force and other parts of the Navy, and, as you know, we currently have business in the Army, in the aviation sector.

That’s the same place we started in the Navy.

So in summary, even though we were not awarded the contract in the latest RFP proposal, we will expand our targets, prospect assessments, and bookings over the next several months.

Our team of selling is under way, and we expect to see the benefits of this in the second, third, and fourth quarter in the form of billable revenue.

Our commercial business has grown over last year as well.  Growing our commercial and government sector offers us challenges, but we are a company that knows how to be successful in overcoming these challenges.

In the commercial area our growth continues.  We ended the year of 2007 with the highest backlog in commercial business in several years.  And our commercial sales pipeline is continuing to build into 2008.  Several outstanding proposals coupled with many verbal commitments from prospects and existing customers will support that 2008 will be the best year for commercial revenue in the last four to five years.  Our growth is coming from both our transportation and our health care sector where we have signed contracts with multiple year options.

In the transportation sector we have programs where we are delivering short, four to six month point solutions, as we delivered value added results by enhancing their asset utilization.

Our committed effort in health care over the last few years has helped to expand current programs with existing clients, and now we are closing in on a significant work in the health care sector that could be very beneficial to the process around physician-managed care.  This work will allow us to engage with well-recognized client over multiple years by helping them drive out the high cost of delivering care, but not at the sacrifice of patient care.

Over the last few years we focused on verticals or industry targets because we felt that with limited funds and the need to focus on the highest yields, we chose health care, transportation, manufacturing, and technology.

We have been working the past few months on expanding our strategy to include horizontal offerings such as supply chain, time to market, change management, and a unique MRO or maintenance repair and overall value proposition.

We will be going to market with these offerings in this quarter.  In our recent announcement we discussed our venture with M&A Partners.  The reason for this effort is based on our research that growth by acquisition is one of the top items in the minds of executive leadership.  Our research has also shown us that many M&A transactions fail due to the inability to deliver the intended value as a planned time.

The integration of acquisitions is a complex business problem that is difficult to master.  We believe that Thomas Group can participate successfully in this market.  To that end, we decided to join forces with M&A Partners for a number of reasons.  M&A Partners has a well-developed and proven and aligned methodology.  M&A Partners is committed to sustaining value and results along with their delivery approach, which is very similar to ours, and our partnership will bring value and scale to the short and long-term benefit of our valued customers.

Thomas Group is ready to compete and win in the marketplace.  The investments we are making this year are designed to position us for long-term growth and market leadership.  You can take confidence in the fact that the past three years have been spent laying the foundation for future growth and profitability.  We believe these investments will pay off in 2008 and beyond for our shareholders.

And now let me turn the call over to Mike, our CFO.

Michael Barhydt - Thomas Group - VP, CFO, Treasurer, Secretary
Thank you, Jim.  Revenue for the fourth quarter of 2007 decreased $1.3 million or 9% to $13.5 million from $14.8 million in the fourth quarter of 2006.  A $0.6 million or 33% increase in the fourth quarter of 2007’s commercial revenues resulting from the successful expansion of commercial business was surpassed by a reduction of $1.9 million or 15% in the fourth quarter of government revenue — in government revenues, excuse me.  The increase in commercial revenues to $2.4 million in the fourth quarter of 2007 as compared to $1.8 million in the fourth quarter of 2006 is primarily due to the increase and size of the scope of our programs started in the second half of the year.  Government revenues dropped 11 — I’m sorry to $11.1 million in the fourth quarter 2007 from $13 million in the fourth quarter of 2006.  The decrease in revenues derived from our U.S. Government clients reflect a reduced number of active contracts, the natural ending of some of our U.S. Navy programs in the third quarter of 2007 and our inability to expand remaining U.S. Navy programs due to the government’s efforts to consolidate these programs into a single contracting vehicle.  For the fourth quarter of 2007 all U.S. Government clients comprised 82% of our total revenue.  Commercial clients represented 18%.  For the fourth quarter of 2006 all U.S. Government clients comprised 88% of our total revenue and commercial clients represented 12%.

Total revenue for the year, 2007, decreased $3.6 million or 6% to $55.9 million from $59.5 million for the year 2006.  For the year 2007 commercial revenues increased $1.2 million or 23% to $6.4 million from $5.2 million in 2006.  Government revenues for the year 2007 decreased $4.8 million or 9% to $49.5 million from $54.3 million in 2006.  The overall decrease in revenues was comprised of a net decrease in revenue from our U.S. Government clients due to the same factors mentioned before, offset by gains in commercial revenues primarily derived from program expansions among our commercial clients and two significant contract wins in the second half of the year.  For the year 2007 U.S. Government clients comprised 89% of our total revenue and commercial clients represented 11%.  For the year 2006 U.S. Government clients comprised 91% of our total revenue and commercial clients represented 9%.

Gross profit margins for the fourth quarter of 2007 were 53% and were 54% in the fourth quarter of 2006.  For the year 2007 gross profit margins dropped 1% to 52% from 53% for the year 2006.  The small drop in year over year and fourth quarter margins is due to the deterioration in our utilization rates related to our slowdown of our government programs in the fourth quarter and higher than normal utilization rates in the first and second quarters of 2006.

SG&A costs for the fourth quarter of 2007 were $5.2 million compared to $4.4 million in the fourth quarter of 2006.  A $0.8 million increase is primarily related to a $0.5 million increase in stock based compensation and bonus and $0.4 million increase sales and marketing and $0.1 million in other corporate costs.  These costs were partially offset by reductions in legal expense of $0.2 million related to the option review that began in the fourth quarter of 2006.  SG&A costs for the year 2007 were $18.4 million compared to $16.6 million for the year 2006.  The $1.8 million increase is due to $0.9 million increase in legal and accounting expenses for our option review, a $0.9 million increase in sales and marketing costs, a $0.9 million increase in other corporate costs including SOX compliance, depreciation, recruiting, and our self-insured costs of medical benefits.  These increases were offset by a reduction of $0.9 million in performance based stock compensation awards.

During the year 2007 tax expense was $4 million compared to $3.8 million in 2006 resulting in an effective tax rate of 36% for 2007.  The effective tax rate for 2006 was 25% as a result of the reduction in the deferred asset valuation allowance in the first and fourth quarters of 2006.  As of December 31, 2006, after evaluating our operating results in the most recent three-year period and reviewing all positive and negative evidence we determined that a valuation allowance established originally in 2001 was only appropriate on approximately $117,000 of the NOL carryforward due to annual limitations under Section 382.  At December 31, 2007, approximately $2.8 million in remaining NOL carryforwards are available to be used against future taxable income.

Net income for the fourth quarter of 2007 was $1.4 million or 13 cents per diluted share on revenues of $13.5 million compared to $3.8 million or 34%, 34 cents per diluted share on revenues of $14.8 million in the fourth quarter of 2006.  For the year 2007 net income was $7 million or 63 cents per diluted share on revenues of $55.9 million which reflects a $4.5 million decrease from the year 2006 in which net income was $11.5 million or $1.04 per diluted share on revenues of $59.5 million.

For the year 2007, cash balances increased $3.5 million as compared to $5 million increase in cash for the year 2006.  For the year 2007 net cash provided by operating activities was $9.4 million compared to $7.4 million for the year 2006.  Lower operating profits in 2007 were offset by significant decreases in trade accounts receivable as compared to timing related increases in trade accounts receivables in the prior year.  Cash used for investing activities during 2007 consists primarily of improvements and expansion of our Dallas training facility and totaled $0.8 million.  Cash used for investing activities in 2006 consisted of primarily computer and office equipment and totaled $467,000.  For the year 2007 net cash used in financing activities was $5 million.  The 2007 financing activity comprised of $4.4 million in dividend payments and $0.6 million for the net tax effect of stock issuances.  For the year 2006, net cash used in financing activities was $1.9 million comprised of $2.7 million used to pay dividends offset by $0.8 million in tax benefits related to the exercise of stock options.

At December 31, 2007, cash balances were $12 million, and although we have not utilized our $5.5 million line of credit, since June 9th of 2005 we continue to have availability under this facility.

During the fourth quarter of 2007 approximately $18.1 million in new and extended business was contracted contributing to the total of contracted business during the year 2007 of $53.3 million.  This reflects a decrease from the fourth quarter of 2006 and the year 2006 in which new and extended business contracted for the quarter and the year totaled $18.3 million and $15 – I’m sorry $59.5 million respectively.

At December 31, 2007, contractual backlog was $12.4 million inclusive of $0.9 million of incentive-based fees conditional on meeting certain performance targets for one of our commercial contracts compared to a backlog of $16.1 million at December 31, 2006.  Backlog does not include extensions or option periods and therefore does not always represent the full scope of the client’s commitment to the Thomas Group, however backlog does accurately represent the portion that has been contracted for in writing.

Now, I will turn the call over to our moderator for any questions you might have.

Operator
[OPERATOR INSTRUCTION] Our first question comes from Mark Jordan.

Mark Jordan

Good morning, gentlemen.

<A>:  Hi Mark.

Mark Jordan

Question relative to the (inaudible) that was made.  It sounded from your comments that you believe that the criteria under which you were evaluated changed vis-à-vis the original RFP towards a price-oriented decision.  Have you looked at the opportunity or considered the basis for a protest of the award, number one?  And then secondly, what has been your customer’s response to the fact that you were not able to win under this contract and therefore your ability to serve this customer may be ended or disrupted?

Jim Taylor- Thomas Group - CEO & President

Hello Mark.  This is Jim.  Let me take that.  Mark, we were a subcontractor to CACI.  CACI did sit down with the Navy contracting department shortly after this award was made and went through the criteria of how it was awarded.  And what we were told is our team came out on highly acceptable in the technical areas which is what we were led to believe was the majority of the decision making, but that our competitor beat us out in a lower price.  We have asked for more information, but what CACI was able to obtain was that they do not feel at this point that there is enough evidence to indicate a protest is warranted.  As regard to the second part, we work with the operations side.  This was contracted through the acquisition or contracting side of the Navy.  The operators, the people out in the field who we have been working with this past years are highly appreciative of what we do, have raised their voices to let it be known that they’re very happy with the performance of Thomas Group, et cetera, and we’re getting a lot of support and encouragement from the operating side of the people.  With that said, it’s still a chain of command, and it’s still a decision that was made higher up.  How strong those voices are in influencing that is yet to be seen.  It’s been only a couple of three weeks here.  But we are trying to take advantage of that relationship built on successful delivery of results to see if we can retain some part of the business and work in areas where we haven’t been.

Mark Jordan

Okay.  Could you address how variable your cost structure is?  Clearly there’s a transition involved here.  How big an impact does this have, say, in the current — in the first quarter here and the second quarter?  Is it assumed that your — your ongoing business will carry through roughly the end of the first quarter, and you will be hit by the transition?

Jim Taylor- Thomas Group - CEO & President
To answer that latter part first, yes, but hit by the transition, we’re already adjusting to it.  So let me go back and answer the first part of the question, see if I can link these two together.  And, Mark, I don’t know how long you’ve been an investor, but some on the call remember when in 2001 and 2002 this company went into a deep dive and got themselves into a real tough dilemma, and we were down to a point of existing and survival.  We’ve obviously made it through, we’ve obviously performed significantly well the last three years, and because of that, we have in our culture a cycle of learning.  We learned what we did wrong back then, we learned what we did right, and we have consequently made this company almost entirely a variable cost-driven company.  And I say almost entirely, short of a few fixed costs around leases of our main office and some copying machines and computers, this company is on a variable basis.  And accordingly we’ve been able to adjust as we rise and fall, and as you’ve seen us grow from $30 million two years ago or three years ago, and we made money there, to where we ended last year.  We were able to raise our costs to support what we needed, and we were also able to scale back our costs when revenue didn’t come in.  So we’ve retained very high margins around in the 45% to 50% area.  We’ve always indicated some quarters it’s been as high at 52%, 53%.  We’ve been able to keep a full utilization of employees in the high 90% category of utilization of employees.  And we’ve been able to deliver the margins because we have a variable scale based model.  Now, with that said, if all business was to go away and there was no replacement, we could scale down quickly to adjust to the remaining business.  However, in this case, something different is happening.  Even though we’re losing a significant part of the business, we are also now developing new business in other areas, specifically commercial, that will offset it.  Now, will it grow fast enough to catch up with what we’ve lost?  Not short term, not in the next three to six months.  But we’re seeing substantial growth in commercial to the point that between now and the end of March we’re going to come up a little short on some skill sets to match some talents that’s needed by the new business that is being developed.  So, again, we have a variable scale, we can make money at a variety of levels, we’ve shown that in the past, we have a management team in place that now knows how to do that very well, and we’re looking to keep this company profitable, we believe it, we know that’s a fact, we have the money to do it, we have no debt to be concerned about, and we have some offerings that look just outstanding, exactly what the market is looking for.

Mark Jordan

Jim, if I may get a little more specific, you talk about maintaining profitability.  Clearly everyone would realize that the second quarter would be your most challenging one of the year given the fact that you’ll have the rapid wind-down of what business does wind down with the Navy, and there can be longer lead time of some of the commercial business coming on-stream.  Are you saying you would expect to remain profitable even in the second quarter given the transitions that you face in light of the variability of your cost structure?

Jim Taylor- Thomas Group - CEO & President
I think our profitability will decrease as we swing down before we build back up, but I see us in a positive income mode throughout the year.

Mark Jordan

Thank you very much.

Operator

Our next question comes from Mark Cox.  Go ahead with your question.

Mark Cox

I think the previous questioner — I really wanted to adjust the cost side how quickly they could bring it down losing 80% of the business is going to be a real challenge.  And if they act very, very proactively and bring the cost structure down to match the revenue side which the CEO has said their intention is doing, that handles it for me.

Jim Taylor- Thomas Group - CEO & President
Mark let me also add that we can also adjust the cost, but please don’t overshadow, we’re bringing in the revenue as well, so there’s a lot of cases where the revenue is where our emphasis is to keep our profitability.  So we’re planning to grow this company, not retract it.

Mark Cox

Good luck.

Operator

Our next question is from Don Francola.  Go ahead with your question.

John Francola from Vista Investment Management

This is actually John Francola from Vista Investment Management.  Some of my questions were partially answered, so that I’m sort of elaborating on some of the things that were touched upon.  One of the things is in terms of the work that you were not awarded as a contractor to CACI, is there any chance that you have an opportunity to be a subcontractor to the winning bidders on that work, especially given your experience on this project?

Jim Taylor- Thomas Group - CEO & President

That is a possibility.  We have a relationship with all the major consulting firms we compete with.  We have subcontracted to others at the time, and yeah, it’s very early in the stage, as I mentioned, this has only happened in the last three or four weeks.  Task orders and actually what the new company is going to do haven’t been clarified yet, so that discussion is still out there.  So that is a possibility.

John Francola from Vista Investment Management

Okay.  And you basically stated what percentage of your business was to the Navy and what percentage of your business that might go away because of this.  What percentage of your business was subcontracted through CACI and do they have any other projects for you given the size of that company and it’s also interesting looking at their stock prices, it doesn’t seem like they budged at all with the loss of this work, and so are there opportunities for them to grow since you’ve worked together so closely over the past couple of years?

Jim Taylor- Thomas Group - CEO & President

The answer in a word is yes, and let me elaborate.  We’ve had a long-standing relationship with CACI from several years of working together.  We have, and I have personally met, as well as our teams, and we have developed special teams to go out and look for joint new business, even long before this contract was awarded.  As CACI has substantial amount of their business in the Army, in fact, more in the Army than in the Navy, and so we’re walking down that avenue with them.  We are also talking to other companies as well.  I mentioned about ten consulting firms, and on one and possibly two occasions, but I know one in particular, we have already joined their team as a subcontractor, submitted a substantial RFP, and we’re waiting to hear the award of that one next month.  So we’ve already taken proactive to align with other consulting firms, participate where they have a much better experience in winning RFPs than we do and join their teams.  So yes with CACI and yes with others.

John Francola from Vistment (ph

Thank you very much.

Operator

[OPERATOR INSTRUCTION] Our next question comes from Tom MacGuire.

Tom MacGuire

How are you guys doing?

Jim Taylor- Thomas Group - CEO & President
Just fine.

Tom MacGuire

I’m one of those investors that remembers that 2001/2002 period, and what I have to say is you’re in a heck of a lot better shape today than you were back in 2001 and 2002, and you pulled it out in 2001 and 2002.  The question I have is from being on these conference calls for the past six years or so, you’ve said that you don’t like to do the RFP business, you don’t want to do that, you don’t like it, you just want to go out and win business by providing results, and I know with the government, the Navy, you’ve had some programs where you’ve returned well over 20 times the investment that the Navy’s made.  But now it looks like the business has changed, and it’s going more to a cost-based business.  Will you compete on cost i.e., a year from now or six months from now when you try to win some Navy business will you price at a lower gross margin than the 48%, 52% that you wanted to and have adhered to in the past and such?

Jim Taylor- Thomas Group - CEO & President
Let me explain and answer, and Tom, come back if I don’t.

We are not waiting six months or a year.  As I mentioned, we are participating in RFPs currently.  We have filed our fees with the government in a thing called a MOBIS contracting vehicle, and our rates as looked at for the kind of work we do are very competitive for what’s out there.  However, having said that, we see RFPs coming where they are asking for tasks or skills that in some cases aren’t as high as ours.  So we have reconsidered in some cases and are developing a third level of pricing person that’s a little below what we’re currently offering which allows us — when you put that mix together, right now we have two levels, we will have three levels, and that third level will allow our pricing mix to even be further competitive with other people in the marketplace.  Yes, we have not put substantial amount of effort into RFPs because our approach is so different than others and the way we go to market to get results is different.  We found that RFPs historically have been a way to eliminate Thomas Group rather than us to participate.  With that said, we have taken a hard look at ourselves this past year and modeled our responses to RFPs differently.  We’ve joined forces with people like CACI, Raytheon, and others, and got a cycle of learning off of their RFP teams to find out how we can better position ourselves and respond directly to the request of what’s in the RFP.  With those cycles of learning and learning how to team and coming the three-tier pricing model, we think we’re much more positioned to become competitive in the very coming months here in winning business.

Tom MacGuire

Okay, thanks, Jim.

Jim Taylor- Thomas Group - CEO & President

Okay.

Operator

Our next question comes from Mark Jordan.

Mark Jordan

Good morning, again.  Jim, I was wondering if you could go back and talk specifically about what business was put under this new contract.  Was it just the CACI-related business which is about 48% of your revenues?  Or did it also get some of your GSA business that was done under your prime GSA contract that rolled into this?  And secondly, how does the SeaPort-e 5 year contract — what opportunity do you have to potentially shift business to that vehicle?

Michael Barhydt - Thomas Group - VP, CFO, Treasurer, Secretary

Hi Mark.  This is Mike Barhydt.  To answer your question about CACI, that business was about 30 to 40%, less than the amount that you quoted.  And yes, there was some other business that was through our MOBIS as well.  That was probably another 10%.  Regarding the SeaPort-e  contract, that was — and we noticed there was some confusion when we made that release.  That’s a contracting vehicle similar to this past FRE award.  The SeaPort-e is basically a hunting license.  The same thing with this past award.  We would have been award this contracting vehicle, but we would still have to go out and get the task orders and get the business, these continuing programs to go through this contracting vehicle that we were talking about before.

Jim Taylor- Thomas Group - CEO & President

And Mark, maybe let me expand a little bit.  Thomas Group over the last five - six years developed a concept with the Navy of an enterprise solution of linking operations together to get the readiness at a lower cost factor.  Something different than most other consulting firms have brought to the Navy, and very, very simplistically, 5,000 feet.  This is like getting in commercial business the supply department to talk to the production department to talk to the R&D department to talk to sales and marketing.  Those silos were very strong in the military.  Enterprise concept was overcoming that and linking those operations together.  We had one called the NAE through the Navy aviation side and we had another one through the surface warfare SWE side, and that’s the one where we were the prime contractor.  Both of those contracts have been put together under this RFP, which is called the enterprise side.  As far as the awards on the SeaPort-e as Mike very eloquently put, it really is a hunting license, and we have about three or so of those kind of hunting licenses.  We won one with a company called Booz Allen (ph), a hunting license up there, we won one with the SeaPort-e  where we’re classified to go out and do things, and we’ve won one with CACI and the Air Force.  In all three cases, those were set aside to go do and find business around certain subjects, and as yet, no business either Air Force or Navy, has developed under those contracting vehicles.  But they have a five-year life.  So we have a contracting vehicle.  Now it’s up to us and the Navy, us and the Air Force or visa versa to develop opportunities and business that comes underneath those contracts, and that’s what we’re working on.

Mark Jordan

Thank you.

Operator

Our next question comes from Jim Rainey.  Go ahead with your question.

Jim Rainey

Thank you.  Good morning.  Wondering what the book value was at year-end and the cash per share?

Jim Taylor- Thomas Group - CEO & President
I’m sorry, you broke up right there in the middle of that question.  Could you say that again, Jim?

Jim Rainey

You bet.  I’m wondering what your book value is at fiscal year end, and how much cash per share is on the books.

Michael Barhydt - Thomas Group - VP, CFO, Treasurer, Secretary
Around 99 cents.

Jim Taylor- Thomas Group - CEO & President
Close to a dollar a share if you don’t hold me to a penny or two swing there for cash.  There’s probably a dollar a share.  And at year-end, we had a receivable outstanding that was quickly collected the next day, so it probably went up, you know, a few cents on that.  Mike is sitting here with his calculator.  If you can just hold us a second, we should have an answer here.

Jim Rainey

Thank you.

Michael Barhydt - Thomas Group - VP, CFO, Treasurer, Secretary
$1.70 for book value.

Jim Rainey

Thank you.

Jim Taylor- Thomas Group - CEO & President
Chad, anything else?

Operator
[OPERATOR INSTRUCTION] Doesn’t look like there are any further questions at this time.

Jim Taylor- Thomas Group - CEO & President
Thanks, Chad.

Michael Barhydt - Thomas Group - VP, CFO, Treasurer, Secretary
The management of Thomas Group appreciates your participation in the call today.  If you need additional information please do not hesitate to get in touch with us.  If you have missed any part of this call or have an associate who was not able to listen to the call, a replay line will be available by 5:00 p.m. today and will run for 60 days.  U.S. callers may call 877-919-4059 and international callers may call 334-323-7226.  The conference call replay pass code is 3029340 followed by the pound sign.  Thank you again for your interest in Thomas Group and have a great day.

Operator
That concludes today’s teleconference, you may disconnect at this time.